Exhibit 10.1

                                 DESCRIPTION OF
          EGAMES, INC. FISCAL 2001 EMPLOYEE INCENTIVE COMPENSATION PLAN


         On July 26,  2000,  the  Board  of  Directors  of  eGames,  Inc.  ("the
Company") approved the adoption of a company-wide Employee Incentive Compensation Plan (the "Plan"). The amount of incentive compensation that each Company employee is eligible to earn under the Plan is contingent on the Company achieving certain net income objectives. Under the Plan, each employee is eligible to earn a specified percentage of the employee's total annual salary in incentive compensation. These percentages range from 10% of the annual salaries for administrative employees to 50% of the annual salaries for the Chief Executive Officer and Executive Vice President.

         No bonuses will be earned until the Company has earned net income of at least $750,000 (the "Minimum Threshold") during the 2001 fiscal year. Upon reaching the Minimum Threshold, plus the amount required to pay the bonuses earned if the Minimum Threshold were achieved, then 50% of the potential bonus to which each employee was eligible would be earned. If net income of $1,500,000 (the 100% Threshold") is earned during the 2001 fiscal year, plus the amount required to pay the bonuses earned when that net income level had been achieved, then 100% of the potential bonus to which each employee was eligible would be earned.

         If the Company earns net income during the 2001 fiscal year that exceeds the Minimum Threshold, plus the amount required to pay the bonuses earned, then each employee would earn a bonus equal to the percentage of the potential bonus to which they were eligible equal to the percentage of earnings as measured against the 100% Threshold. For example, if an employee earned $50,000 per year and was eligible to earn a bonus equal to 10% of his or her salary if the 100% Threshold were met, then that employee would be paid a $5,000 bonus if the 100% Threshold were met.

         On the date of adoption of the Plan, based on the number of employees of the Company and their respective bonus percentages, the Company would have been required to achieve pre-bonus earnings of approximately $1,100,000 during the 2001 fiscal year in order to earn the minimum bonus (50%). There is no maximum incentive compensation level. If the Company exceeds the 100% Threshold, then additional incentive compensation will be earned on a linear basis.

     Any bonuses earned under this Plan will be paid subsequent to the completion of the 2001 fiscal year's financial statement audit.